UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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Affymetrix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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On March 18, 2016, Affymetrix, Inc. (“Affymetrix”) received an unsolicited written non-binding proposal from Origin Technologies Corporation, LLC (“Origin”) to acquire all outstanding shares of Affymetrix for $16.10 per share in cash. Filed herewith are (a) a copy of the proposal from Origin and (b) the financing commitment letter from SummitView Capital attached thereto.

Origin Technologies Corporation, LLC

Strictly Confidential

March 18, 2016

VIA DELIVERY AND EMAIL

Frank Witney

President and Chief Executive Officer

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Dear Mr. Witney:

On behalf of Origin Technologies Corporation, LLC (“Origin”), we are pleased to submit this proposal to acquire all outstanding shares of Affymetrix, Inc. (“Affymetrix”) for $16.10 per share in cash. Origin is led by Glenn McGall, Janet Warrington, Vern Norviel and me. As you know, we are all former Affymetrix senior executives and have great respect for Affymetrix. During our multi-decade careers, we have helped pioneer new genomics technologies, and we contributed to Affymetrix’ early development and success. We have a very high regard for Affymetrix, its technology, global distribution network, management team and employees, and we believe that this transaction presents a very compelling opportunity for Affymetrix stockholders, customers and employees alike.

We strongly believe that our fully financed offer is superior to the offer from Thermo Fisher Scientific Inc. (“Thermo”). As set forth in more detail below, our proposal would deliver:

•	Substantially higher value to Affymetrix stockholders with customary closing conditions similar to Thermo’s offer;

•	Greater long-term growth opportunities for employees as we help Affymetrix achieve its full potential as a standalone, global company focused on genomics and proteomics;

•	Continued delivery of Affymetrix’ existing technologies with additional investment in research, enhanced innovation and service for customers who want to achieve the highest quality research outcomes; and

•	The opportunity to acquire new technologies which would enable sequencing the complete human genome for the benefit of researchers and patients around the world.

The key terms of our proposal are as follows:

Based on our analysis of publicly available information, Origin proposes to acquire all the outstanding shares of Affymetrix’ common stock at a price per share in cash of $16.10 (the “Per-Share Price”). Our proposal provides an aggregate of approximately $200 million on a fully diluted basis of additional value over the offer from Thermo and represents a premium of 15% over the Thermo offer and a 75% premium over the closing price of $9.21 for Affymetrix stock on the final day of trading prior to the Thermo announcement.

In addition, we propose to treat all outstanding stock options and restricted stock units in the same manner as they are treated under your Agreement and Plan of Merger with Thermo, dated as of January 8, 2016 (the “Thermo Merger Agreement”). Specifically, (i) vested stock options would be cashed-out upon the closing of the proposed transaction and (ii) unvested stock options and unvested restricted stock units would be assumed and substituted with cash awards based on the Per-Share Price with the same vesting, settlement and delivery schedule as the unvested stock options or unvested restricted stock units that they replaced. We would also fund the repayment in full of Affymetrix’ credit agreement and satisfy in full all obligations to the holders of Affymetrix’ convertible notes. Finally, we are also willing to fund the payment of the $55,000,000 termination fee that would be due to Thermo under the terms of the Thermo Merger Agreement.

We are prepared to commence a due diligence review promptly. Given our knowledge of Affymetrix and its technology, we would expect our due diligence review to be completed within two weeks. During the completion of our due diligence review, we are prepared to negotiate a definitive merger agreement. Subject to our review of the disclosure schedule relating to the Thermo Merger Agreement, we are prepared to enter into a merger agreement based on the agreement that Affymetrix has agreed with Thermo. Consistent with the Thermo Merger Agreement, we would expect our merger agreement to contain only customary closing conditions. In fact, we expect our closing conditions would be fewer than those required under the Thermo Merger Agreement, as Origin is a U.S. owned and controlled company and there are no initial antitrust reviews needed outside the United States.

We are receiving fully committed financial support for the proposed transaction from SummitView Capital, a highly respected private equity firm with a track record of successfully closing transactions in the United States and around the world. Thus, we do not propose to condition the proposed transaction on obtaining financing. Enclosed with this letter is a letter from SummitView Capital containing details of their financing commitment along with further background information on their fund. As a sign of our confidence in our ability to close the proposed transaction, in addition to agreeing to pay the $55,000,000 termination fee payable to Thermo under the Thermo Merger Agreement, we are prepared to agree to a $75 million reverse termination fee, supported by a letter of credit.

This offer is non-binding and remains subject to satisfactory completion of our due diligence review and the negotiation and execution of a mutually acceptable definitive merger agreement, which would be subject to the approval by our respective boards. Please also note that this letter is not meant to, and does not, create or constitute any legally-binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally-binding agreement between us regarding the proposed transaction unless and until we enter into a definitive merger agreement with you.

Separate from Origin’s acquisition of Affymetrix, after completion of the acquisition of Affymetrix, Origin will have the option of combining with Centrillion Technology Holdings Corp. (“Centrillion”), a genomic technologies company I founded and of which I serve as President and CEO. Founded in 2009 and based in Palo Alto, Centrillion is leveraging the latest engineering, chemistry and biochemistry advances to develop transformative genomic technologies that will accelerate discovery and reveal the “real genome” that has thus far been obscured by its complexity and the limitations of existing technologies. Such a combination would unite Affymetrix’ outstanding team, products and global distribution network with Centrillion’s new generation of genomics technologies. The combination would also bring together the two companies’ highly compatible teams and shared values, better positioning Centrillion and Affymetrix to help scientists answer today’s pressing genomics questions and push through breakthroughs in critical areas for human health and safety.

We are confident that after you have considered Origin’s offer, you will agree that our proposal constitutes a “Superior Proposal” under the terms of the Thermo Merger Agreement and that our proposal presents a compelling opportunity for your stockholders. In light of your approaching stockholder meeting to consider the Thermo proposal, we look forward to your prompt response.

Sincerely yours,

By:	/s/ Wei Zhou
Wei Zhou President Origin Technologies Corporation, LLC

cc:	Affymetrix Board of Directors

March 18, 2016

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Re: Acquisition Financing

Ladies and Gentlemen:

SummitView Capital (“SummitView”) is pleased to provide you with this letter confirming our intent to provide acquisition financing to Origin Technologies Corporation, LLC (the “Company”) to support the acquisition by the Company of Affymetrix, Inc. (the “Transaction”).

We intend to provide a total amount of $1,500,000,000 of financing (the “Financing”) at closing to support the Transaction. The Financing will be provided through a special purpose vehicle that will provide debt financing to the Company. The special purpose vehicle will be capitalized with a combination of (i) an equity contribution from our affiliated investment fund(s) and from Zhejiang United Investment Group (“ZUIG”) of up to $750 million in the aggregate and (ii) debt financing from China Merchants Bank, Shanghai Pudong Development Bank and the Export-Import Bank of China, with whom we have binding available revolving credit facilities, of up to $750 million in the aggregate (however, if that debt financing or the equity financing from ZUIG is not available for any reason, we are prepared and able to provide the full $1,500,000,000 of Financing ourselves). We may further syndicate a portion of the foregoing equity commitment to other large investment funds with whom we have relationships and we may further arrange additional credit facilities to cover all or a portion of the foregoing debt financing from one or more large financial institutions with whom we have relationships, but we will in any event remain responsible for the full amount of the Financing. We intend to execute a binding funding commitment letter with the special purpose vehicle for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. We also intend to cause the special purpose vehicle to enter into a binding note purchase agreement with the Company for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. Each of the funding commitment letter and the note purchase agreement would provide third party enforcement status to the Company and Affymetrix and the right to specific performance thereof. The material terms of each of the funding commitment letter and the note purchase agreement have been fully negotiated between us and the Company as of the date of this letter.

SummitView Capital has been operating for five years. We currently manage ten investment funds with a total of more than $3 billion under management. We have been the lead equity investor in more than 30 transactions since 2011 and currently have equity investments in more than 70 portfolio companies. We also have undrawn revolving credit lines of $7 billion. Our investment professionals in China are located in Beijing, Shanghai, Shenzhen, Zhejiang and Jiangsu Province and we also have investment professionals in California.

We are pleased to confirm that we have received approval from our investment committee to deliver this letter to you.

This letter is for Affymetrix’s confidential use only and may not be disclosed by Affymetrix to any person other than (a) its respective employees, attorneys and advisors on a need-to-know basis for purposes of pursuing the proposed Transaction and (b) to Thermo Fisher Scientific Inc. in connection with the proposed Transaction (to the extent required by your merger agreement with Thermo Fisher) on a confidential basis, except in each case where disclosure is required by law or where the consent of SummitView to the proposed disclosure is provided.

If you have any questions regarding our capabilities or interest in this Transaction, please feel free to contact the undersigned directly at +86-1391-157-0151. We hope that this letter sufficiently conveys to you our interest in the Transaction.

We look forward to working with you on this Transaction.

Sincerely,

SummitView Capital

By:	/s/ Feng Li

Name:	Feng Li

Title:	Founding Partner

Copy to:

Origin Technologies Corporation, LLC

Important Information for Affymetrix Stockholders

In connection with the proposed merger with Thermo Fisher, Affymetrix has filed a proxy statement with the Securities and Exchange Commission (the “SEC”). STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC ON FEBRUARY 24, 2016 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Stockholders may obtain a free copy of the proxy statement and any other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents at Affymetrix’ website at investor.Affymetrix.com or by contacting Affymetrix’ investor relations department via e-mail at investor@affymetrix.com.

Affymetrix and its directors, executive officers and other members of its management and employees as well as Thermo Fisher and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Affymetrix’ stockholders with respect to the merger. Information about Affymetrix’ directors and executive officers and their ownership of Affymetrix’ common stock is set forth in the proxy statement for Affymetrix’ 2016 Special Meeting of Stockholders, Affymetrix’ Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and proxy statement for Affymetrix’ 2015 Annual Meeting of Stockholders. Information about Thermo Fisher’s directors and executive officers is set forth in the proxy statement for Thermo Fisher’s 2015 Annual Meeting of Stockholders. Stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the merger, including the interests of Affymetrix’ directors and executive officers in the merger, which may be different than those of Affymetrix’ stockholders generally, by reading the proxy statement and other relevant documents regarding the merger, which have been filed with the SEC.